Exhibit 99.1

The New York Times Company Reports 2015 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 30, 2015--The New York Times Company (NYSE:NYT) announced today adjusted diluted earnings per share from continuing operations (defined below) of $.11 in the first quarter of 2015 compared with $.07 in the first quarter of 2014. There was a first-quarter 2015 diluted loss per share from continuing operations of $.09 compared with diluted earnings per share of $.02 in the same period of 2014.

Adjusted operating profit (defined below) grew to $59.2 million in the first quarter of 2015 from $56.6 million in the first quarter of 2014, as broad cost reductions more than offset a decline in revenues. There was an operating loss of $11.1 million in the first quarter of 2015 compared with an operating profit of $22.1 million in the same period of 2014, driven by special pension charges in this year’s first quarter.

“We got off to a solid start in early 2015, as our Company maintained its digital momentum,” said Mark Thompson, president and chief executive officer. “We increased our digital subscriber count by 47,000 in the first quarter, more than in any quarter over the past two years, bringing us to a total of 957,000 paid digital subscribers. The strong digital consumer growth in the first quarter was largely attributable to improved retention and higher traffic to the website, partially as a result of our recent audience development efforts.

“We also saw digital advertising revenue continue to expand at the double-digit pace that began in the second half of last year, ending up 11 percent in the first quarter, driven by growth across mobile, Paid Posts and video.

“Adjusted operating profit also grew in the quarter, as broad cost reductions more than offset an overall revenue decline driven by print advertising. While we will continue to make digital investments to fuel our Company’s growth, cost management will remain a key focus in 2015.

“In recent weeks, I have made two significant appointments intended to simplify the structure of our executive team and drive results. Kinsey Wilson, who joined the company in February as editor for strategy and innovation, adds responsibility for product development and technology across the company as executive vice president, product and technology. Kinsey has both deep roots in journalism and a keen understanding of the challenges and opportunities surrounding product monetization. And Meredith Kopit Levien, who has already transformed our advertising group, is adding responsibility for our consumer business and becomes chief revenue officer. Unifying advertising and marketing under Meredith’s leadership will allow us to more effectively accelerate the progress of both groups.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2015 to the first quarter of 2014. Discontinued operations in 2014 include the results of New England Media Group (NEMG), which was sold in 2013.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

First-quarter 2015 results included the following special items:

  A $40.3 million ($24.0 million after tax or $.15 per share) pension settlement charge in connection with a lump-sum payment offer to certain former employees. These lump-sum payments were made with cash from The New York Times Companies Pension Plan, not with Company cash.
  A $4.7 million ($2.8 million after tax or $.02 per share) charge for a partial withdrawal obligation under a multiemployer pension plan.

First-quarter 2014 results included the following special item:

  A $2.6 million ($1.5 million after tax or $.01 per share) charge for the early termination of a distribution agreement, resulting in distribution cost savings for the Company.

The Company had severance costs of $1.5 million ($0.9 million after tax or $.01 per share) and $3.1 million ($1.8 million after tax or $.01 per share) in the first quarters of 2015 and 2014, respectively.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2015 decreased 1.6 percent to $384.2 million from $390.4 million. Circulation and other revenues increased 0.8 percent and 6.5 percent, respectively, while advertising revenues declined 5.8 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and January’s increase in home-delivery prices for The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products was $46.1 million in the first quarter, an increase of 14.4 percent from the first quarter of 2014.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 957,000 as of the end of the first quarter of 2015, an increase of 20 percent compared to the end of the first quarter of 2014.

First-quarter print advertising revenue decreased 11.1 percent while digital advertising revenue increased 10.7 percent. Digital advertising revenue was $42.3 million, or 28.2 percent of total Company advertising revenues, compared with $38.2 million, or 24.0 percent, in the 2014 first quarter.

Other revenues rose 6.5 percent in the first quarter primarily due to an increase in revenues from the Company’s conference business as well as from rental income.

Operating Costs
Operating costs decreased 4.2 percent to $350.3 million from $365.8 million in the first quarter. Costs decreased mainly as a result of print distribution efficiencies as well as declines in depreciation and amortization, raw materials and outside printing expenses. Adjusted operating costs decreased 2.6 percent to $325.0 million.

Non-operating retirement costs were flat at $8.9 million in the first quarter. The exhibits in this release include the detail of those expenses.

Raw materials costs decreased to $20.3 million from $22.0 million in the first quarter due to paper price and volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $12.2 million from $13.3 million due to a lower level of debt outstanding as a result of the repayment of the principal amount of the Company’s 5.0 percent senior notes made late in the first quarter of 2015 and debt repurchases made in 2014.

Income Taxes
The Company had an income tax benefit of $9.4 million in the first quarter of 2015 and income tax expense of $3.8 million in the first quarter of 2014. The income tax benefit in 2015 is due to the $23.8 million loss from continuing operations before taxes that resulted from the two pension charges.

Liquidity
As of March 29, 2015, the Company had cash and marketable securities of $847.8 million (excluding restricted cash of $30.6 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were $427.7 million. During the first quarter of 2015, the Company repaid, at maturity, the remaining $223.7 million principal amount of its 5.0 percent senior notes.

At the beginning of the first quarter of 2015, entities affiliated with Carlos Slim Helú exercised warrants to acquire 15.9 million shares of the Company’s Class A common stock, and as a result the Company received cash proceeds of $101.1 million.

Capital Expenditures
Capital expenditures totaled approximately $5 million in the first quarter of 2015.

Outlook
Total circulation revenues in the second quarter of 2015 are expected to increase at a rate similar to that of the first quarter of 2015.

Total advertising revenues in the second quarter of 2015 are expected to decrease in the mid-single digits compared with the second quarter of 2014.

Operating costs and adjusted operating costs are each expected to decrease in the low-single digits in the second quarter of 2015 compared with the second quarter of 2014.

The Company expects the following on a pre-tax basis in 2015:

  Results from joint ventures: breakeven,
  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $40 million to $45 million, and
  Capital expenditures: $35 million to $45 million.

Conference Call Information
The Company’s first-quarter 2015 earnings conference call will be held on Thursday, April 30 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 16267398. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, May 7. The passcode is 16267398.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could affect the Company’s circulation and advertising revenues, the growth of its digital businesses and the implementation of its strategic initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 28, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com.

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2015	2014	% Change
Revenues
Circulation	$211,470	$209,723	0.8%
Advertising(a)	149,908	159,212	-5.8%
Other(b)	22,861	21,473	6.5%
Total revenues	384,239	390,408	-1.6%
Operating costs
Production costs	151,986	158,983	-4.4%
Selling, general and administrative costs	183,447	186,724	-1.8%
Depreciation and amortization	14,844	20,092	-26.1%
Total operating costs	350,277	365,799	-4.2%
Pension settlement charge (c)	40,329	—	*
Multiemployer pension plan withdrawal expense(d)	4,697	—	*
Early termination charge (e)	—	2,550	*
Operating (loss)/profit	(11,064)	22,059	*
Loss from joint ventures	(572)	(2,147)	-73.4%
Interest expense, net	12,192	13,301	-8.3%
(Loss)/income from continuing operations before income taxes	(23,828)	6,611	*
Income tax (benefit)/expense	(9,407)	3,764	*
(Loss)/income from continuing operations	(14,421)	2,847	*
Loss from discontinued operations, net of income taxes(f)	—	(994)	*
Net (loss)/income	(14,421)	1,853	*
Net loss/(income) attributable to the noncontrolling interest	159	(110)	*
Net (loss)/income attributable to The New York Times Company common stockholders	$(14,262)	$1,743	*

Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(14,262)	$2,737	*
Loss from discontinued operations, net of income taxes	—	(994)	*
Net (loss)/income	$(14,262)	$1,743	*

Average number of common shares outstanding:
Basic	163,988	150,612	8.9%
Diluted	163,988	161,920	1.3%

Basic (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.09)	$0.02	*
Loss from discontinued operations, net of income taxes	—	(0.01)	*
Net (loss)/income	$(0.09)	$0.01	*

Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.09)	$0.02	*
Loss from discontinued operations, net of income taxes	—	(0.01)	*
Net (loss)/income	$(0.09)	$0.01	*
Dividends declared per share	$0.04	$0.04	*

* Represents an increase or decrease in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	The following table summarizes the first quarter of 2015 advertising revenues by category:
		2015
			% Change
		First Quarter	vs. 2014
	Display	$136,433	-7.0%
	Classified	9,324	1.9%
	Other advertising	4,151	21.9%
	Total advertising	$149,908	-5.8%

In the fourth quarter of 2014, the Company reclassified advertising revenues, including prior period information, into three categories: Display, Classified and Other. “Display” combines the prior “Retail” and “National” categories and includes advertising in our newspapers, online on our websites and across our digital products principally by advertisers promoting products or brands. “Classified” includes line ads sold in the Classified section of our newspapers and websites. “Other advertising” includes, among others, creative services fees associated with our branded content studio and revenue from pre-printed advertising, also known as free-standing inserts.

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, conferences/events and e-commerce.

(c)	In the first quarter of 2015, the Company recorded a $40.3 million pension settlement charge in connection with a lump-sum payment offer to certain former employees.

(d)	In the first quarter of 2015, the Company recorded a $4.7 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(e)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(f)	The results of operations for NEMG, which was sold in 2013, are reported as discontinued operations in 2014.

The following table summarizes the 2015 and 2014 results of operations presented as discontinued operations for NEMG:
	First Quarter
	2015		2014
Loss on sale, net of income taxes:
Loss on sale	$	—	$(1,559)
Income tax benefit	—		(565)
Loss on sale, net of income taxes	—		(994)
Loss from discontinued operations, net of income taxes	$	—	$(994)

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2015	2014	% Change
Diluted (loss)/earnings per share from continuing operations	$(0.09)	$0.02	*
Add:
Severance	0.01	0.01	*
Non-operating retirement costs	0.03	0.03	*
Special items:
Pension settlement charge	0.15	—	*
Multiemployer pension plan withdrawal expense	0.02	—	*
Early termination charge	—	0.01	*
Adjusted diluted earnings per share from continuing operations(1)	$0.11	$0.07	57.1%

(1) Amounts may not add due to rounding.

* Represents a decrease in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	First Quarter
	2015	2014	% Change
Operating (loss)/profit	$(11,064)	$22,059	*
Add:
Depreciation & amortization	14,844	20,092	-26.1%
Severance	1,517	3,054	-50.3%
Non-operating retirement costs	8,875	8,877	*
Special items:
Pension settlement charge	40,329	—	*
Multiemployer pension plan withdrawal expense	4,697	—	*
Early termination charge	—	2,550	*
Adjusted operating profit	$59,198	$56,632	4.5%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	First Quarter
	2015	2014	% Change
Operating costs	$350,277	$365,799	-4.2%
Less:
Depreciation & amortization	14,844	20,092	-26.1%
Severance	1,517	3,054	-50.3%
Non-operating retirement costs	8,875	8,877	*
Adjusted operating costs	$325,041	$333,776	-2.6%

Components of non-operating retirement costs(1)

	First Quarter
	2015	2014	% Change
Pension:
Interest cost	$21,440	$23,987	-10.6%
Expected return on plan assets	(28,775)	(28,460)	1.1%
Amortization and other costs	10,667	7,652	39.4%
Non-operating pension costs	3,332	3,179	4.8%
Other postretirement benefits:
Interest cost	688	1,010	-31.9%
Amortization and other costs	1,303	1,184	10.1%
Non-operating other postretirement benefits costs	1,991	2,194	-9.3%
Expenses associated with multiemployer pension plan withdrawal obligations	3,552	3,504	1.4%
Total non-operating retirement costs	$8,875	$8,877	*

(1)Components of non-operating retirement costs do not include special items.

* Represents a decrease in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com